Exhibit 10.11

BILATERAL MANAGEMENT SERVICES AGREEMENT

Dated as of [            ] [    ], 2013

by and between

PATTERN ENERGY GROUP INC.

and

PATTERN ENERGY GROUP LP

BILATERAL MANAGEMENT SERVICES AGREEMENT

THIS BILATERAL MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made as of this [__] day of [            ], 2013 (the “Effective Date”), by and between PATTERN ENERGY GROUP INC., a Delaware corporation (“PEG Inc.”) and PATTERN ENERGY GROUP LP, a Delaware limited partnership (“PEG LP”). Each of PEG Inc. and PEG LP is referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, each of PEG Inc. and PEG LP wishes to engage the other to provide certain management services and each of PEG Inc. and PEG LP wishes to accept such engagement to provide such services for the benefit of the other in accordance with the terms and conditions set forth herein;

WHEREAS, the Parties contemplate the transfer of PEG LP employees and employees of its subsidiaries into PEG Inc. upon the occurrence of certain events, after which the services provided by PEG LP will be internalized by PEG Inc. as set forth herein; and

WHEREAS, entering into this Agreement is mutually beneficial to both Parties as the Parties will be sharing the costs of such services and by so doing will reduce the respective costs of each Party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions. Unless the context shall otherwise require or the express terms of this Agreement shall otherwise provide, capitalized terms used herein shall have the following meanings:

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Agreement” is defined in the preamble.

“Effective Date” is defined in the preamble.

“Employee Reintegration” is defined in Section 6.01.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“NASDAQ” means the NASDAQ Global Market.

“notices” is defined in Section 12.05.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or governmental authority.

“PEG Inc.” is defined in the preamble.

“PEG Inc. Services” means the services set forth in Section 3.02.

“PEG LP” is defined in the preamble.

“PEG LP Services” means the services set forth in Section 2.02.

“Reference Rate” means the rate as published, from time to time, in The Wall Street Journal as the prime lending rate or “prime rate” plus one percent (1%).

“Reintegration Event” is defined in Section 6.01.

“Senior Officer” means an officer that has been appointed to the relevant Party’s management committee, board or similar body charged with the management of such Party.

“Shared PEG Executives” means the senior executives of PEG Inc. who will provide executive management services to PEG LP in accordance with Section 3.01 and devote the percentage of time and have the responsibilities to PEG LP, in each case, as set forth on Schedule 1 hereto (as such schedule may be updated by mutual agreement of the Parties from time to time).

“Support Assets” means any asset or assets that may be reasonably necessary for and related to the administration of PEG Inc.’s business, such as computer hardware, software, data back-up infrastructure, facilities and any other assets as may be reasonably determined by PEG Inc.

“Term” is defined in Section 9.01.

“Total Market Capitalization” means the aggregate value of PEG Inc.’s issued and outstanding Class A Shares (assuming that all of PEG Inc.’s then outstanding Class B Shares had converted into Class A Shares on a one-for-one basis prior to such date) determined based on the daily volume weighted average price of the Class A Shares on the NASDAQ (or the then primary securities exchange or association or over-the-counter market on which the Class A Shares are listed for trading).

“Trading Day” means a day on which the Class A Shares:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the NASDAQ or the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Shares.

“Transaction” is defined in Section 12.09(c).

ARTICLE II

PEG LP’S RESPONSIBILITIES

Section 2.01 PEG LP Services. PEG LP shall make its personnel and the personnel of its subsidiaries available to PEG Inc. to provide and perform the following services for PEG Inc. and its Affiliates and project entities in accordance, subject to Section 7.01, with the scope, instruction, and policies of PEG Inc. (the “PEG LP Services”):

(a) day-to-day administrative services;

(b) services related to accounting and tax, including, preparation and filing of tax returns and maintaining books and records;

(c) services related to preparation of annual consolidated financial statements, and quarterly interim financial statements;

(d) services related to regulatory reporting and other public filings and disclosures;

(e) services related to preparation of annual budgets;

(f) legal and corporate secretarial support and other corporate services;

(g) services related to financial analysis, financing, and, when requested to do so, assisting in the process of raising capital by way of debt, equity or otherwise;

(h) services related to human resources support and administration;

(i) services related to information technology support;

(j) providing advice with respect to issues concerning project development, permitting, construction management and engineering, power marketing, environmental management and implementation;

(k) providing assistance in connection with PEG Inc.’s pursuit of acquisition opportunities;

(l) services related to obtaining and maintaining insurance;

(m) services related to maintaining required governmental approvals and permits and preparing and submitting filings with respect to PEG Inc.’s projects;

(n) services with respect to compliance with applicable laws and other obligations of PEG Inc. and its projects;

(o) supervising and monitoring PEG Inc.’s and its counterparties’ compliance with the terms and conditions of PEG Inc.’s contracts and performing on behalf of PEG Inc. reporting and other routine administrative responsibilities under such contracts; and

(p) performing such other tasks of an administrative nature as PEG Inc. may reasonably request from time to time in connection with or related to PEG Inc., its Affiliates and/or their respective operations.

Prior to taking any action that will materially diminish its ability to provide the Services as contemplated under this Agreement, PEG LP will provide PEG Inc. with advance written notice of such anticipated action. PEG Inc. shall then have a period of 30 days to deliver a written response to PEG LP either consenting to such action or stating that such action may only be taken following a notice period of 4 months. Failure by PEG Inc. to deliver such response within such 30 period shall be deemed consent of the described action. For the avoidance of doubt, PEG LP may determine, in its sole discretion based on its own business considerations, to take any such action.

ARTICLE III

PEG INC.’S RESPONSIBILITIES

Section 3.01 PEG Inc. Services. PEG Inc. shall make its personnel and the personnel of its subsidiaries available to PEG LP to provide and perform the following services for PEG LP and its Affiliates in accordance, subject to Section 6.01, with the scope, instruction, and policies of PEG LP (the “PEG Inc. Services”):

(a) act as a Shared PEG Executive, as agreed from time to time (with the Shared PEG Executives on the Effective Date indicated on Schedule 1 hereto);

(b) support PEG LP’s development activities, analysis of development opportunities and cost analysis and assist with respect to issues concerning project operations and maintenance to the extent required for PEG LP’s development activities; and

(c) perform such other tasks of an administrative nature as PEG LP may reasonably request from time to time in connection with or related to PEG LP and/or its business activities;

ARTICLE IV

STANDARD OF PERFORMANCE

Section 4.01 Diligence, Care and Prudence. Each Party shall use such diligence, care and prudence in the performance of its duties, including each Party’s respective services set forth in Article II and Article III hereof and shall devote such time, effort and skills, and shall cause its employees and the employees of its subsidiaries to devote such time effort and skills, as an ordinary professional in like position would do in like circumstances, with like executive responsibilities and fiduciary duties in the case of those employees that serve as executive officers of both PEG LP and PEG Inc., but subject to and in accordance with the provisions of this Agreement.

Section 4.02 Limitation on Liability. A Party shall have no liability under this Agreement for failure to take actions as to which it has requested in writing the instruction of the other Party to perform if such instruction is not timely given.

ARTICLE V

COMPENSATION AND PAYMENT

Section 5.01 PEG LP Services. PEG Inc. shall pay and reimburse PEG LP for the PEG LP Services as follows:

(a) Reimbursable Costs. PEG Inc. shall reimburse PEG LP for PEG Inc.’s allocable share of the costs incurred by PEG LP on behalf of PEG Inc. in providing the PEG LP Services. Such costs are expected to include, among other things, the share of costs allocable to PEG Inc. for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, insurance and other such costs), and compensation provided to the personnel of PEG LP.

(b) Reimbursable Expenses. PEG Inc. shall reimburse PEG LP for PEG Inc.’s allocable share of all out-of pocket expenses that PEG LP incurs or pays in connection with the performance of the PEG LP Services.

(c) Methodology. The allocation of costs and expenses attributable to PEG Inc. under Sections 5.01(a) and (b) above shall be calculated in accordance with the methodology set forth on Exhibit A.

(d) Certain Fees. For the PEG LP Services set forth in Section 2.01(j) in addition to any reimbursements due under Sections 5.01(a) and (b) above, PEG Inc. shall pay a fee in an amount equal to 5% of the cost of such services (such cost to be determined in accordance to Section 5.01(c)) and the fee shall be payable in accordance with Section 5.03.

Section 5.02 PEG Inc. Services. PEG LP shall pay and reimburse PEG Inc. for the PEG Inc. Services as follows:

(a) Reimbursable Costs. PEG LP shall reimburse PEG Inc. for PEG LP’s allocable share of the costs incurred by PEG Inc. on behalf of PEG LP in providing the PEG Inc. Services. Such costs are expected to include, among other things, the share of costs allocable to PEG LP for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, any Support Assets transferred to PEG Inc. by PEG LP pursuant to the Purchase Right herein, insurance and other such costs), and compensation provided to the personnel of PEG Inc., including, for the avoidance of doubt, compensation provided to executive officers of PEG Inc. who also serve as executive officers of PEG LP.

(b) Reimbursable Expenses. PEG LP shall reimburse PEG Inc. for PEG LP’s allocable share of all out-of-pocket expenses that PEG Inc. incurs in connection with the performance of the PEG Inc. Services.

(c) Methodology. The allocation of costs and expenses attributable to PEG LP shall be calculated in accordance with the methodology set forth on Exhibit A.

(d) Certain Fees. For the PEG Inc. Services set forth in Section 3.01(b), in addition to any reimbursements due under Sections 5.02(a) and (b) above, PEG LP shall pay a fee in an amount equal to 5% of the cost of such services (such cost to be determined in accordance to Section 5.02(c)) and the fee shall be payable in accordance with Section 5.03.

Section 5.03 Billing and Payment. Within thirty (30) days following submission by a Party of an invoice to the other Party reflecting any fees, costs and expenses due and payable by the other Party (which invoice shall include copies of third party invoices identifying and substantiating, in reasonable detail, the nature of such fees, costs and expenses and the basis for reimbursement thereof), the receiving Party shall:

(a) Make such payment of the fees, costs and expenses, less any portion of such fees, costs and expenses that the receiving Party disputes in good faith;

(b) With respect to any disputed portion of such invoice, provide the billing Party with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion. In the event that the Parties are unable to resolve such dispute, the provision of Article VIII hereof shall apply; and

(c) Any amount owed hereunder that remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the first (1st) day after such amount became due and payable.

Section 5.04 Records. Each Party shall retain copies of invoices submitted by it under this Agreement and of any third party invoices or similar documentation contained or reflected therein, for a minimum period of three (3) years or such longer period to the extent required by law.

ARTICLE VI

REINTEGRATION EVENT

Section 6.01 Reintegration Event. Upon the completion of the first 20 consecutive trading day period during which the Total Market Capitalization of PEG Inc. is no less than $2.5 billion (the “Reintegration Event”), PEG Inc. and PEG LP will cooperate to cause, within 30 Business Days of the Reintegration Event, the employees of PEG LP and its subsidiaries to become the employees of PEG Inc. and its subsidiaries (the “Employee Reintegration”).

Section 6.02 No Payments. PEG LP will not be required to make any payments to PEG Inc. upon the occurrence of the Employee Reintegration other than with respect to any employee related liabilities (such as vacation accrual or medical reimbursements) assumed by PEG Inc. PEG Inc. will not be required to make any payments to PEG LP upon the occurrence of the Employee Reintegration, other than the payment of any statutory severance payments that may be due and payable to Canadian and Chilean employees as result of the Reintegration Event.

Section 6.03 Services Following the Employee Reintegration. Following the Employee Reintegration, the PEG LP Services set forth in Section 2.01 shall be deemed to be included in the PEG Inc. Services set forth in Section 3.01. PEG Inc. shall thereafter continue to provide the PEG Inc. Services to PEG LP (including, for the avoidance of doubt, such capabilities that as result of the Employee Reintegration shall have become capabilities of PEG Inc.), solely to the extent requested by PEG LP in connection with PEG LP’s development activities.

Section 6.04 Reimbursement following Employee Integration. Following the Employee Reintegration, PEG LP will continue to pay PEG Inc. for the PEG Inc. Services being provided to PEG LP consistent with Section 5.02, provided, that Section 5.02(d) shall not apply.

Section 6.05 Transition. The Parties shall mutually cooperate to cause the employees of PEG LP and its subsidiaries to become the employees of PEG Inc. and to execute all employment and other agreements and documents necessary to implement the Employee Reintegration.

ARTICLE VII

EMPLOYMENT OF PERSONNEL

Section 7.01 Personnel. Notwithstanding any other provision of this Agreement to the contrary, (i) prior to the occurrence of the Employee Integration, all personnel performing the PEG LP Services shall perform such services under the direction and supervision of PEG LP and its subsidiaries and shall at all times remain employees or independent contractors, as the case may be, of PEG LP or one of its subsidiaries (other than PEG Inc.) or a third party and shall not become or be deemed to be employees of PEG Inc. or its subsidiaries, and (ii) all personnel performing the PEG Inc. Services shall perform such services under the direction and supervision of PEG Inc. and its subsidiaries and shall at all times remain employees or independent contractors, as the case may be, of PEG Inc. or one of its subsidiaries or a third party and shall not become or be deemed to be employees of PEG LP or its subsidiaries. No person shall perform any services hereunder not authorized to be performed hereunder by such person.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01 Procedure. The Parties shall attempt, in good faith, to resolve or cure all disputes by mutual agreement in accordance with this Article VIII before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VIII is referenced in the provision of this Agreement which is the basis for any such dispute). If there is a dispute as to whether a breach or default has occurred or if any other dispute under this Agreement has arisen, either Party may give notice thereof to the other Party which notice shall describe in reasonable detail the basis and specifics of the alleged breach, default or dispute. Within five (5), or such other time as the Parties may agree, days after delivery of such notice, the designated representatives of both Parties shall meet to discuss and attempt to resolve or cure such dispute or alleged breach or default. If such representatives are unable to resolve the dispute or alleged breach or default within fifteen (15) days after delivery of such notice, the matter shall be referred to a “Senior Officer” of PEG Inc. and a “Senior Officer” of PEG LP for resolution or cure. If the Senior Officers are unable to resolve the matter within ten (10) days after the matter has been referred to them, the Parties may have recourse to mediation, arbitration or other alternative dispute resolution mechanism of their mutual selection. If the Parties cannot agree on an alternative dispute resolution mechanism, each Party may pursue its own legal remedies.

Section 8.02 Continuation of Work. Pending final resolution of any dispute, the Parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that a Party may withhold any amount that is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding, including the pursuit of legal remedies. Upon a Party prevailing in such dispute, the other Party shall immediately pay to the prevailing Party the unpaid amount in dispute with interest thereon, which interest shall accrue, at the Reference Rate, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.

ARTICLE IX

COMMENCEMENT AND TERMINATION

Section 9.01 Term. This Agreement shall commence on the Effective Date and continue in full force and effect, unless terminated in accordance with Section 9.03 or Section 9.04 (the “Term”).

Section 9.02 Cooperation. In connection with any termination of this Agreement each Party shall cooperate with all reasonable requests of the other Party in connection with the transition of its respective services to the entity selected by the other Party, if applicable, to undertake such services after such termination of the Term. Following any termination pursuant to Section 9.03, PEG LP shall not be entitled to reimbursement of costs and expenses other than reimbursement for the services and reasonable expenses incurred by PEG LP in connection with the transition of the PEG Inc. Services pursuant to this Section 9.02 for the period after such termination. Following any termination pursuant to Section 9.04, PEG Inc. shall not be entitled to reimbursement of costs and expenses other than reimbursement for the services and reasonable expenses incurred by PEG Inc. in connection with the transition of the PEG LP Services pursuant to this Section 9.02 for the period after such termination.

Section 9.03 Early Termination by PEG Inc. PEG Inc. may terminate this Agreement effective upon written notice of termination to PEG LP if:

(a) PEG LP defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30-day period and if, within such period, PEG LP provides reasonable evidence to PEG Inc. that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to PEG Inc., acting reasonably, for PEG LP to remedy the same;

(b) PEG LP engages in any act of gross negligence, fraud or wilful misconduct in performance of its obligations under this Agreement;

(c) PEG LP makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(d) PEG LP, or substantially all of its assets, is acquired by an unrelated third party.

Section 9.04 Early Termination by PEG LP. PEG LP may terminate this Agreement effective upon written notice of termination to PEG Inc. if:

(a) PEG Inc. defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30-day period and if, within such period, PEG Inc. provides reasonable evidence to PEG LP that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to the PEG LP, acting reasonably, for PEG Inc. to remedy the same;

(b) PEG Inc. engages in any act of gross negligence, fraud or wilful misconduct in performance of its obligations under this Agreement; or

(c) PEG Inc. makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

ARTICLE X

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 10.01 Indemnification.

(a) PEG LP shall indemnify and hold PEG Inc., its officers, directors, shareholders, employees, representatives, and agents acting on their behalf harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by PEG Inc. as a result of PEG LP’s performance of its obligations under this Agreement, except to the extent such damage, loss, liability or expense results from PEG Inc.’s gross negligence, fraud, wilful misconduct or breach of its obligations under this Agreement.

(b) PEG Inc. shall indemnify and hold PEG LP, its officers, partners members, employees, representatives and agents acting on their behalf harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by PEG LP as a result of PEG Inc.’s performance of its obligations under this Agreement, except to the extent such damage, loss, liability or expense results from PEG LP’s gross negligence, fraud, wilful misconduct or breach of its obligations under this Agreement.

Section 10.02 Exclusion of Consequential Damages. Neither PEG Inc. nor PEG LP shall be liable hereunder for punitive, consequential or indirect damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenue.

Section 10.03 Total Limitation on Liability. Each Party’s total liability to the other Party in any fiscal year during the Term on all claims of any kind, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the Term of this Agreement, shall in no case exceed the aggregate value of the fees paid to the indemnified party for such fiscal year; provided, however, the foregoing limitation on liability shall not apply to damage to a Party caused by the gross negligence, fraud or willful misconduct of the other Party with respect to the subject matter of this Agreement.

Section 10.04 Survival. For the avoidance of doubt, the provisions of this Article IX shall survive the completion of the respective services rendered under, or any termination or purported termination of, this Agreement.

ARTICLE XI

RIGHT TO PURCHASE CERTAIN ASSETS

Section 11.01 Purchase Right. PEG LP hereby grants to PEG Inc. the unconditional right and option to purchase for fair market value (as determined in accordance with this Agreement) any Support Assets, exercisable by PEG Inc. in its sole discretion at any time during the Term (the “Purchase Right”), and PEG LP will take all actions necessary to cause the sale and transfer to PEG Inc. of any Support Assets with respect to which PEG Inc. has exercised the Purchase Right.

Section 11.02 Procedure. PEG Inc. shall deliver to PEG LP written notice upon the exercise of the Purchase Right, which notice shall specify the Support Assets with respect to which PEG Inc. is exercising the Purchase Right. Thereafter, the Parties will negotiate in good faith the fair market value that PEG Inc. will pay PEG LP for any Support Asset being purchased and the other terms and conditions with respect thereto. The Parties will complete the purchase and sale within thirty (30) days following receipt of PEG Inc.’s initial notice to PEG LP.

Section 11.03 Disputes. Any dispute between the Parties arising with respect to the purchase and sale of Support Assets, including with respect to the fair market value of any Support Assets, shall be settled in accordance with Article VIII hereof.

Section 11.04 Transfer. PEG LP will exercise commercially reasonable efforts to promptly transfer and assign to PEG Inc. any licenses, registrations, warranties, consents and other rights associated with any Support Assets purchased by PEG Inc. pursuant to the Purchase Right. In the event that any such license, registration, warranty, consent or other right is not by its terms transferable to PEG Inc., PEG LP will enter into such arrangements that give PEG Inc. substantially the same benefit as though such license, registration, warranty, consent or other right was transferred to PEG Inc. pursuant to the Purchase Right.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Assignment.

(a) Assignment by PEG LP. PEG LP may not assign this Agreement without the prior written consent of PEG Inc.

(b) Assignment by PEG Inc. PEG Inc. may not assign this Agreement without the prior written consent of PEG LP, provided, however, that PEG Inc. may pledge, collaterally assign, or encumber its rights under this Agreement to any lender of PEG Inc. or its Affiliates. In such event, PEG LP agrees to execute a consent and/or acknowledgement to such collateral assignment in form and substance reasonably acceptable to PEG LP and consistent with then-current financing practices. Notwithstanding the foregoing, PEG Inc. may assign this Agreement without the prior written consent of PEG LP to any of its Affiliates, provided that such Affiliate agrees to be bound by the terms of this Agreement.

Section 12.02 Authorization. Except as expressly authorized in writing by PEG Inc., or as contemplated under the PEG LP Services, neither PEG LP nor any of its employees, officers or agents, shall have the right to bind PEG Inc. or create any obligation or to make any representation on behalf of PEG Inc. Except as expressly authorized in writing by PEG LP, or as contemplated under the PEG Inc. Services, neither PEG Inc. nor any of its employees, officers or agents shall have the right to bind PEG LP or create any obligation or to make any representation on behalf of PEG LP.

Section 12.03 Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction irrespective of the choice of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in connection with any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any dealings between the Parties relating to the subject matter of this Agreement and the relationship that is being established. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.

Section 12.04 No Partnership. Nothing contained in this Agreement and no action taken by any Party to this Agreement shall be (i) deemed to create any company, partnership, joint venture, association or syndicate among or between any of the Parties; or (ii) except as contemplated under the PEG Inc. Services or the PEG LP Services, as applicable, deemed to confer on any Party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other Party, except as expressly authorized in writing.

Section 12.05 Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the Party giving such notice and shall be given to each Party at its address or fax number set forth in this Section 12.05 or at such other address or fax number as such Party may hereafter specify for such purpose by notice to the other Party and shall be either delivered personally or sent by fax or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (i) when transmitted if given by fax or (ii) when delivered, if given by any other means. Notices shall be sent to the following addresses:

To PEG Inc.:

Pattern Energy Group Inc.

Pier 1, Bay 3

San Francisco, CA 94111

Attention: General Counsel

Facsimile: (415) 362-7900

To PEG LP:

Pattern Energy Group LP

Pier 1, Bay 3

San Francisco, CA 94111

Attention: General Counsel

Facsimile: (415) 362-7900

Section 12.06 Usage. This Agreement shall be governed by the following rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s successors and permitted assignees; (ii) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (vi) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.

Section 12.07 Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the parties thereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

Section 12.08 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by both Parties.

Section 12.09 Confidential Information.

(a) Except as required by applicable law or explicitly required or permitted by this Agreement, no Party shall, without the prior written consent of the other Party, (i) disclose any confidential information obtained from the other Party to any third parties, other than to consultants, employees, officers and potential financing parties who have agreed to keep such information confidential as contemplated by this Agreement and who need the information to carry out the purpose for which they were engaged (ii) use any confidential information obtained from the other party except for the purposes set forth in the Agreement.

(b) This Section 12.09 does not apply to information that the receiving party can demonstrate is presently a matter of public knowledge or which is or becomes available as a matter of public knowledge from a source which is not known to be prohibited from disclosing such information. In the event that a Party is requested or required by legal or regulatory authority to disclose any confidential information, the Party shall promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. Notwithstanding any other provision of this Agreement, the receiving Party shall have the right to disclose only so much of the confidential information as, in the advice of its legal counsel, the receiving party is legally required to disclose. In such an event, the receiving Party agrees to use good faith efforts to ensure that all confidential information that is so disclosed will be accorded confidential treatment.

(c) The foregoing obligations will not apply to the tax treatment or tax structure of the transactions contemplated by this Agreement (the “Transaction”) and each Party (and any employee, representative, or agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analysis) that are provided to any party relating to such tax treatment and tax structure. However, any such information relating to such tax treatment and tax structure is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the Transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Treasury Regulations issued under the Internal Revenue Code of 1986, as amended, and will be construed in a manner consistent with such purpose.

Section 12.10 Discharge of Obligations. With respect to any duties or obligations discharged hereunder by a Party, such Party may discharge such duties or obligations through the personnel of an affiliate of such Party; provided that, notwithstanding the foregoing, the Party shall remain fully liable hereunder for such discharged duties and obligations, unless such duties are assigned pursuant to Section 12.01.

Section 12.11 Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the Parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory hereto.

Section 12.12 Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 12.13 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns. Subject to Section 12.11, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 12.14 Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, PEG Inc. and PEG LP have each caused this Agreement to be executed as of the date first above written.

PATTERN ENERGY GROUP INC.

By:
Name:
Title:

PATTERN ENERGY GROUP LP

By:
Name:
Title:

Schedule 1

Shared PEG Executives

Exhibit A

Methodology for Determining Allocation of Cost and Expenses

1.	Allocation of costs and expenses will be between Pattern Energy Group LP (PEG LP) and Pattern Energy Group Inc. (PEG Inc.).

2.	Costs and expenses incurred at PEG LP or its subsidiaries will be allocated to PEG Inc. Conversely, costs and expenses incurred at PEG Inc. or its subsidiaries will be allocated to PEG LP.

3.	Costs and expenses included in the allocation will be:

a.	Employee (labor) related, including but not limited to salaries and benefits;

b.	Travel and entertainment;

c.	Professional fees, including but not limited to consulting and legal;

d.	Information technology, including but not limited to computer hardware, network services, software licenses and telecom;

e.	General and administrative, including but not limited to insurance, rent, and other facilities, advertising, office supplies, public relations, and delivery charges;

4.	Allocating labor and other costs and expenses will be determined by percentages based on time-study results. Quarterly questionnaires will be completed by all employees and will require all employees to accurately designate time spent on various categories, including but not limited to development, construction, operating projects owned by PEG Inc. or general corporate matters.

5.	PEG LP will allocate costs and expenses to PEG Inc. by:

a.	Determining its total costs and expenses as listed above.

b.	Determine the allocation percentage from quarterly time-study questionnaire results. In general, percent classifications to operating projects owned by PEG Inc. will be used to allocate costs from PEG LP to PEG Inc.

c.	Allocated costs and expenses will be equal to total costs and expenses multiplied by the allocation percentage.

6.	PEG Inc. will allocate costs and expenses to PEG LP by:

a.	Determining its total costs and expenses as listed above.

b.	Determine allocation percentage from quarterly time-study questionnaire results. In general, percent classifications to operating owned by PEG Inc. projects will be attributed to PEG Inc. The remaining percentage will be used to allocate costs from PEG Inc. to PEG LP.

c.	Allocated costs and expenses will be equal to total costs multiplied by the allocation percentage.